Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement filed on Form S-8, of Dynamic Leisure Corporation of our report dated March 30, 2007, on the consolidated financial statements of Dynamic Leisure Corporation for the year ended December 31, 2006, and for the period from May 16, 2005 (Inception) to December 31, 2005.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

May 22, 2007